Exhibit 8.1

List of certain subsidiaries of América Móvil, S.A.B. de C.V.

Name of Company	Jurisdiction	Ownership Interest(1)	Main Activity
Sercotel, S.A. de C.V.	Mexico	100.0%	Holding company
Radiomóvil Dipsa, S.A. de C.V.	Mexico	100.0	Wireless
AMX Argentina Holdings, S.A.	Argentina	100.0	Holding company
AMX Argentina, S.A.	Argentina	100.0	Wireless
AM Telecom Americas, S.A. de C.V.	Mexico	100.0	Holding company
Claro Telecom Participações S.A.	Brazil	100.0	Holding company
Americel S.A.	Brazil	99.4	Wireless
Claro S.A.	Brazil	99.9	Wireless
Claro Chile S.A.	Chile	100.0	Wireless
Comunicación Celular S.A. (COMCEL)	Colombia	99.4	Wireless
Consorcio Ecuatoriano de Telecomunicaciones, S.A. (CONECEL)	Ecuador	100.0	Wireless
Compañía de Telecomunicaciones de El Salvador (CTE), S.A. de C.V.	El Salvador	95.8	Fixed-line
CTE Telecom Personal, S.A. de C.V.	El Salvador	95.8	Wireless
TracFone Wireless, Inc.	Delaware	98.2	Wireless
Telecomunicaciones de Guatemala, S.A.	Guatemala	99.2	Fixed-line
Servicios de Comunicaciones Personales Inalámbricas, S.A.	Guatemala	99.2	Wireless
Servicios de Comunicaciones de Honduras, S.A. de C.V.	Honduras	100.0	Wireless
Empresa Nicaragüense de Telecomunicaciones, S.A. (ENITEL)(2)	Nicaragua	99.3	Fixed-line/Wireless
Oceanic Digital Jamaica Limited	Jamaica	100.0	Wireless
Claro Panamá, S.A.	Panama	100.0	Wireless
AMX Paraguay, S.A.	Paraguay	100.0	Wireless
América Móvil Perú, S.A.C.	Peru	100.0	Wireless
Telecomunicaciones de Puerto Rico, Inc. (TELPRI)	Puerto Rico	100.0	Fixed-line/Wireless
AM Wireless Uruguay, S.A.	Uruguay	100.0	Wireless
AMX Tenedora, S.A. de C.V.	Mexico	100.0	Holding company
Compañía Dominicana de Teléfonos, C. por A. (CODETEL)	Dominican Republic	100.0	Fixed-line/Wireless

(1)	Percentage of equity owned by América Móvil directly or indirectly through subsidiaries or affiliates.

(2)	Servicios de Comunicaciones de Nicaragua, S.A. (Sercom Nicaragua) merged into ENITEL in July 2006.